EX-FILING FEES

Calculation of Filing Fee Tables

F-3
(Form Type)

Aktiebolaget Svensk Exportkredit (publ)
(Exact Name of Registrant as Specified in its Charter)

Swedish Export Credit Corporation

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $813,360,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	$800,000,000	101.670%	$813,360,000.00	0.0000927	$75,398.47[1]

(1) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The registration fee of US$75,398.47 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$86,705.62 as of the date hereof. After payment of the registration fee for this offering, US$11,307.15 remains available in SEK’s account for future registration fees.